SoFi Technologies Reports Net Revenue of $697 Million and Net Income of $61 Million for Q3 2024, Demonstrating Durable Growth and Strong Returns
Record Adjusted Net Revenue with Growth Accelerating to 30% Driven by 64% Combined Growth in Financial Services and Tech Platform Segments, representing 49% of Total Adjusted Net Revenue
35% Growth in Members and Strong Product Innovation Remain Key Drivers of Growth
Company Recorded $174 Million in Capital Light, Fee-Based Revenue, Reinforcing Strength of Increased Mix of Higher ROE Revenue
Management Raises FY24 Guidance

SAN FRANCISCO, Calif. – (BUSINESS WIRE) – October 29, 2024 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its third quarter ended September 30, 2024.
Anthony Noto, CEO of SoFi Technologies, Inc. commented: “This quarter was the strongest quarter in our history. Our results reflect how SoFi is consistently achieving durable growth, how our innovation and brand building are attracting more members and clients to our platform than ever before, and how we are delivering strong and improving returns.
“Our Financial Services and Tech Platform segments now make up a record 49% of SoFi's adjusted net revenue, up from 39% a year ago," Noto continued. "In the third quarter, these businesses grew revenue by a combined 64% year-over-year, a testament of our continued execution and deliberate shift towards capital-light, higher ROE, fee based revenue streams."
Consolidated Results Summary

	Three Months Ended September 30,		% Change
($ in thousands, except per share amounts)	2024	2023
Consolidated – GAAP
Total net revenue	$697,121	$537,209	30%
Net income (loss)	60,745	(266,684)	n/m
Net income (loss) attributable to common stockholders – basic	60,745	(276,873)	n/m
Net income (loss) attributable to common stockholders – diluted	58,059	(276,873)	n/m
Earnings (loss) per share attributable to common stockholders – basic	0.06	(0.29)	n/m
Earnings (loss) per share attributable to common stockholders – diluted	0.05	(0.29)	n/m
Consolidated – Non-GAAP
Adjusted net revenue(1)	$689,445	$530,717	30%
Adjusted EBITDA(1)	186,237	98,025	90%
Net income (loss), excluding impact of goodwill impairment(1)(2)	60,745	(19,510)	n/m
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(1)For more information and reconciliations of these non-GAAP measures to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Net income (loss) adjusted to exclude goodwill impairment losses of $247.2 million for the three months ended September 30, 2023.
Product Highlights
SoFi's continuous product innovation and brand building yielded several milestones in the quarter, fueling significant member and product growth and paving the way for strong future growth. Among the highlights:
•SoFi Money reached record highs in Accounts, Total Deposits, and Direct Deposit members.
•SoFi Invest continues to see strong engagement, driven by new alternative assets, money market funds and mutual funds which we have rolled out over the past year. We continue to provide Main Street investors access to unique investment products like interval funds, private credit, private real estate and private venture. Currently, 70% of new sign ups are from existing SoFi members.

•SoFi Credit Card officially launched the Everyday Cash Rewards and Essential credit cards, enabling SoFi to serve more people's spending and borrowing needs.
•Loan Platform Business has evolved into an integrated loan platform experience which now offers just in time lending. The Loan Platform Business posted record results, driven by a record $1 billion of personal loan volume generated on behalf of third parties in the quarter.
•Tech Platform signed several new partnerships, launched advanced fraud protection solutions and a new Secured Credit with Dynamic Funding offering to promote greater financial inclusion and help customers build stronger credit.
•Home Loans saw its best refinancing quarter since the second quarter of 2022. Home purchase and refinancing grew 23% sequentially, while home equity loan volume grew 44% from the prior year period.
•Credit performance continues to improve with personal loan delinquencies and net charge offs decreasing on a percent and absolute basis in the quarter. On-balance sheet 90 day personal loan delinquency rate decreased to 57 basis points, from 64 basis points in the prior quarter, while personal loan annualized charge-off rate decreased to 3.52% from 3.84% in the prior quarter.
•SoFi ended the quarter with its highest average unaided brand awareness of all time, up 40% year-over-year as the company pursues its vision to become a top ten financial institution.
Consolidated Results
SoFi reported a number of key financial achievements in the third quarter of 2024, including total GAAP net revenue of $697.1 million, which increased 30% relative to the prior-year period's $537.2 million. Third quarter record adjusted net revenue of $689.4 million grew 30% from the corresponding prior-year period of $530.7 million. Third quarter record adjusted EBITDA of $186.2 million, a 27% adjusted EBITDA margin, increased 90% from the same prior year period's $98.0 million. All three segments achieved record contribution profit in the quarter.
SoFi reported its fourth consecutive quarter of GAAP net income, achieving $60.7 million in the third quarter of 2024. Diluted earnings per share for the third quarter was $0.05. Permanent equity grew by $220 million during the quarter, ending at $6.1 billion and $5.54 of permanent equity per share. Tangible book value grew by $236 million during the quarter, ending at $4.4 billion and $4.00 of tangible book value per share.
Net interest income of $431.0 million for the third quarter was up 25% year-over-year, driven by a 35% increase in average interest-earning assets, slightly offset by a 44 basis points decrease in average yields year-over-year. Net interest margin of 5.57% decreased from 5.99% in the year ago quarter, due to mix shift towards lower yielding secured loans.
The average rate on interest-earning assets decreased by 18 basis points sequentially, while the average rate on interest-bearing liabilities increased 2 basis points from the prior quarter. In the third quarter of 2024, the average rate on deposits was 220 basis points lower than that of warehouse facilities.
Member and Product Growth
Continued growth in both total members and products in the third quarter of 2024, along with improving operating efficiency, reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy.
New member additions were over 756,000 in the third quarter of 2024, and total members reached nearly 9.4 million, up 35% from 7.0 million at the same prior year period.
Product additions were nearly 1.1 million in the third quarter of 2024, and total products were nearly 13.7 million, up 31% from 10.4 million at the same prior year period, or 37% when excluding digital assets accounts related to our transfer of crypto services in 2023.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein. Beginning in the first quarter of 2024, new member and new product addition metrics for the relevant period reflect actual growth or declines in members and products that occurred in that period whereas the total number of members and products reflects not only the growth or decline of each metric in the current period but also additions or deletions due to prior period factors, if any.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
In the Financial Services segment, total products increased by 33% year-over-year, to 11.8 million from 8.9 million in the third quarter of 2023, or 40% when excluding digital assets accounts related to our transfer of crypto services in 2023.
Lending products increased 19% year-over-year to 1.9 million products, driven primarily by continued demand for personal loan products as well as steady growth in student and home loan products.
Technology Platform enabled accounts increased by 17% year-over-year to 160 million.
Financial Services Segment Results
Financial Services segment net revenue increased 102% year-over-year to a record $238.3 million in the third quarter of 2024 from the prior year period's total of $118.2 million. Net interest income of $154.1 million increased 66% year-over-year, which was primarily driven by growth in consumer deposits. Noninterest income grew 235% from the prior year period to $84.2 million in the quarter, which represents nearly $340 million in annualized revenue.
A key driver of noninterest income growth this quarter was our Loan Platform Business, where we refer pre-qualified borrowers to origination partners and originate loans on behalf of third parties. In the quarter, the Loan

Platform Business grew 5x, and generated $55.6 million in loan platform fees, driven by $1.0 billion of personal loans originated on behalf of third parties, as well as referrals. We also generated $5.5 million in servicing cash flow, which is recorded in our Lending segment. In total, our Loan Platform Business added $61.1 million to our consolidated adjusted net revenue.
In addition to our Loan Platform Business, we continued to see healthy growth in interchange, up 211% year-over-year as a result of $12 billion in total annualized spend in the quarter across Money and Credit Card.
The Financial Services segment posted a contribution profit of $99.8 million for the third quarter of 2024, a $96.5 million improvement from the prior year quarter, while contribution margin grew nearly 11 percentage points sequentially to 42%. At the same time, operating leverage is evident, as the segment generated $120.1 million in incremental revenue, with only $23.6 million in incremental directly attributable expenses year-over-year.

Financial Services – Segment Results of Operations
	Three Months Ended September 30,
($ in thousands)	2024	2023	% Change
Net interest income	$154,143	$93,101	66%
Noninterest income	84,165	25,146	235%
Total net revenue – Financial Services	238,308	118,247	102%
Directly attributable expenses	(138,550)	(114,987)	20%
Contribution profit – Financial Services	$99,758	$3,260	n/m
Contribution margin – Financial Services(1)	42%	3%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit (loss), divided by net revenue.
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 2.9 million, or 33%, year-over-year, bringing the total to 11.8 million at quarter-end, or 40% when excluding digital assets accounts related to our transfer of crypto services in 2023. SoFi Money reached 4.7 million products, Relay reached 4.2 million products and SoFi Invest reached 2.4 million products by the end of the third quarter.
Monetization continues to improve across all products, with annualized revenue per product of $81, up 52% year-over-year from $53 in the prior year quarter.
SoFi Money continues to offer a top tier APY of up to 4.30% as of October 29, 2024, no minimum balance requirement nor balance limits, FDIC insurance through a network of participating banks of up to $2 million, a host of free features and a unique rewards program.
Total deposits grew to $24.4 billion, with over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) coming from direct deposit members. For new direct deposit accounts opened in the third quarter of 2024, the median FICO score was 743, with more than half of newly funded SoFi Money accounts setting up direct deposit by day 30.

Financial Services – Products	September 30,
	2024	2023	% Change
Money(1)	4,720,305	3,063,778	54%
Invest(3)	2,394,367	2,465,072	(3)%
Credit Card	264,937	235,791	12%
Referred loans(2)	73,090	51,301	42%
Relay	4,199,602	2,958,497	42%
At Work	107,668	79,461	35%
Total financial services products(3)	11,759,969	8,853,900	33%
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(1)Includes checking and savings accounts held at SoFi Bank, and cash management accounts.
(2)Limited to loans wherein we provide third party fulfillment services as part of our Loan Platform Business.

(3)Year-over-year product growth for Invest and total financial services products was 20% and 40%, respectively, when excluding digital assets accounts related to our transfer of crypto services in 2023.

Lending Segment Results
For the third quarter of 2024, Lending segment GAAP net revenue of $396.2 million increased 14% from the prior year period, while adjusted net revenue for the segment of $391.9 million increased 14% from the prior year period. Lending segment performance was driven by net interest income, which rose 19% year-over-year and now makes up 81% of segment adjusted net revenue. This was driven by a 35% year-over-year increase in average interest-earning assets, slightly offset by a 44 basis points year-over-year decrease in average yields. Net interest income of $316.3 million significantly exceeded directly attributable segment expenses of $153.0 million for the third quarter of 2024.
Lending segment contribution profit was $238.9 million in the quarter, up 17% from $204.0 million in the same prior-year period. Lending segment adjusted contribution margin for the third quarter of 2024 increased to 61% from 60% in the same prior-year period. These strong margins reflect SoFi’s ability to capitalize on continued strong demand for its lending products.

Lending – Segment Results of Operations
	Three Months Ended September 30,
($ in thousands)	2024	2023	% Change
Net interest income	$316,268	$265,215	19%
Noninterest income	79,977	83,758	(5)%
Total net revenue – Lending	396,245	348,973	14%
Servicing rights – change in valuation inputs or assumptions	(4,362)	(7,420)	(41)%
Residual interests classified as debt – change in valuation inputs or assumptions	9	928	(99)%
Directly attributable expenses	(152,964)	(138,525)	10%
Contribution profit – Lending	$238,928	$203,956	17%
Contribution margin – Lending(1)	60%	58%

Adjusted net revenue – Lending (non-GAAP)(2)	$391,892	$342,481	14%
Adjusted contribution margin – Lending (non-GAAP)(2)	61%	60%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit (loss), divided by net revenue.
(2)For more information and a reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans At Fair Value
($ in thousands)	Personal Loans	Student Loans	Home Loans	Total
September 30, 2024
Unpaid principal	$16,199,604	$7,437,305	$80,115	$23,717,024
Accumulated interest	118,169	34,956	42	153,167
Cumulative fair value adjustments(1)	925,051	404,406	1,533	1,330,990
Total fair value of loans(2)(3)	$17,242,824	$7,876,667	$81,690	$25,201,181
June 30, 2024
Unpaid principal	$15,040,190	$6,915,550	$94,673	$22,050,413
Accumulated interest	111,308	29,957	71	141,336
Cumulative fair value adjustments(1)	645,930	249,255	1,393	896,578
Total fair value of loans(2)(3)	$15,797,428	$7,194,762	$96,137	$23,088,327
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(1) During the three months ended September 30, 2024, the cumulative fair value adjustments for personal loans were primarily impacted by higher unpaid principal balance, lower default rate, as well as lower discount rate. The lower discount rate was driven by a 113 basis points decrease in benchmark rates and offset by 16 basis points of spread widening. The decreases in default rate and discount rate were slightly offset by a lower coupon rate. The cumulative fair value adjustments for student loans were primarily impacted by higher unpaid principal balance, higher coupon rate, lower prepayment rate, as well as a lower discount rate. The lower discount rate was driven by a 87 basis points decrease in benchmark rates and offset by 42 basis points of spread widening. This was slightly offset by higher default rate.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
(3) Student loans are classified as loans held for investment, and personal loans and home loans are classified as loans held for sale.
The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	September 30, 2024	June 30, 2024	September 30, 2024	June 30, 2024
Weighted average coupon rate(1)	13.5%	13.6%	5.9%	5.7%
Weighted average annual default rate	4.5%	4.8%	0.7%	0.6%
Weighted average conditional prepayment rate	26.1%	26.1%	10.7%	11.0%
Weighted average discount rate	4.78%	5.75%	3.99%	4.44%
Benchmark rate(2)	3.4%	4.6%	3.3%	4.1%
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(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
(2)Corresponds with two-year SOFR for personal loans, and four-year SOFR for student loans.
Third quarter Lending segment total origination volume increased 23% year-over-year, as a result of continued strong demand for personal loans and stable growth in student loan and home loan originations.
Personal loan record originations of $4.9 billion in the third quarter of 2024 were up 26% year-over-year, and increased 17% sequentially, inclusive of $1.0 billion originated on behalf of third parties for our Loan Platform Business. Third quarter student loan volume of $944 million was up 3% year-over-year, and increased 28% sequentially. Third quarter home loan volume of $490 million was up 38% year-over-year, and 17% sequentially.
In the quarter, loan sales reached nearly $1.3 billion in total, and nearly $5.0 billion in the last twelve months, exclusive of $1.0 billion of Loan Platform Business sales.
Cumulative fair value adjustments from delinquent personal loans peaked in the first quarter of 2024, along with delinquencies on an absolute and percentage basis. We continued to improve credit performance in the third quarter, with on-balance sheet 90 day personal loan delinquency rate of 57 basis points, a decrease from 64 basis points in the prior quarter.
Personal loan annualized charge-off rate decreased to 3.52% from 3.84% in the prior quarter, including the impact of asset sales, new originations and the delinquency sale in the quarter. Had we not sold these late stage delinquencies, we estimate that, including recoveries between 90-120 days delinquent, we would have had an all-in annualized net charge off rate for personal loans of approximately 5.0% vs. 5.4% last quarter.
SoFi's credit discipline continues to result in strong credit performance, as observed on the cumulative net losses of several of the company's personal loan vintages, relative to the 7% to 8% maximum life of loan loss assumption, inline with our underwriting tolerance.
The 2017 personal loan vintage was the last yearly vintage that approached 8% life of loan loss. When looking at the Q4 2022 - Q4 2023 vintages, at roughly 49% of remaining unpaid principal balance, net cumulative losses of 3.33% are below the 4.77% observed in the 2017 vintage at the same point of 49% remaining principal balance.
Looking at Q1 2020 through Q2 2024 personal loan originations, only 43% of unpaid principal remains. Among the 57% of principal that has already been paid down, we have seen 6% in net cumulative losses. For life of loan losses on this entire cohort of loans to reach 8% net cumulative losses, the remaining unpaid principal would need to be charged-off at a rate of more than 10%. Past vintages have performed meaningfully better after this point in the seasoning curve.

Lending – Originations and Average Balances
	Three Months Ended September 30,		% Change
	2024	2023
Origination volume ($ in thousands, during period)
Personal loans(1)	$4,892,040	$3,885,967	26%
Student loans	943,584	919,330	3%
Home loans	489,767	355,698	38%
Total	$6,325,391	$5,160,995	23%
Average loan balance ($, as of period end)(2)
Personal loans	$25,063	$24,221	3%
Student loans	42,713	44,828	(5)%
Home loans	283,948	285,773	(1)%
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(1)Inclusive of origination volume related to our Loan Platform Business.
(2)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on our balance sheet, as well as transferred loans and referred loans with which we have a continuing involvement through our servicing agreements.

Lending – Products	September 30,
	2024	2023	% Change
Personal loans(1)	1,305,246	1,057,995	23%
Student loans	551,838	507,567	9%
Home loans	33,677	28,344	19%
Total lending products	1,890,761	1,593,906	19%
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(1)Includes loans which we originate as part of our Loan Platform Business.
Technology Platform Segment Results
Technology Platform segment net revenue of $102.5 million for the third quarter of 2024 increased 14% year-over-year. Contribution profit of $33.0 million for the third quarter of 2024 increased 2% year-over-year, for a contribution margin of 32%.
In the third quarter of 2024, growth was driven by strong contribution from new clients, as well as growth in Latin America, consumer brands in the US, and clients with innovative use cases like earned wage access and money movement.

Technology Platform – Segment Results of Operations
	Three Months Ended September 30,
($ in thousands)	2024	2023	% Change
Net interest income	$629	$573	10%
Noninterest income	101,910	89,350	14%
Total net revenue – Technology Platform	102,539	89,923	14%
Directly attributable expenses	(69,584)	(57,732)	21%
Contribution profit	$32,955	$32,191	2%
Contribution margin – Technology Platform(1)	32%	36%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit (loss), divided by net revenue.

Technology Platform total enabled client accounts increased 17% year-over-year, to 160.2 million up from 136.7 million in the year-prior period.
Our pipeline spans banks, brands, and fintechs across consumer and B2B, which offer larger and more durable revenue. The pipeline is in a stronger spot than it has ever been, and the investments made in this segment have greatly expanded the market opportunity.

Technology Platform	September 30,
	2024	2023	% Change
Total accounts	160,179,299	136,739,131	17%
Guidance and Outlook
For the full year 2024, management now expects to deliver adjusted net revenue of $2.535 to $2.550 billion, which is $85 million higher than the prior guidance range of $2.43 to $2.47 billion. This implies 22 to 23% annual growth versus 17 to 19% previously. This guidance now assumes lending adjusted net revenue will be at least 100% of 2023 levels, Financial Services segment revenue to grow more than 80% year-over-year, and for Tech Platform revenue to grow low-to-high teens percentage year-over-year.
Management now expects to deliver adjusted EBITDA of $640 to $645 million, above prior guidance of $605 to $615 million. This represents a 25% adjusted EBITDA margin. We now expect full-year GAAP net income of $204 to $206 million, above prior guidance of $175 to $185 million, and GAAP EPS of $0.11 to $0.12, above prior guidance of $0.09 to $0.10.
Management now expects growth in tangible book value of approximately $1 to $1.05 billion and continues to expect to end the year with a total capital ratio north of 16%.
We continue to expect to add at least 2.3 million new members in 2024, which represents 30% growth from 2023 levels.
Management will further address full-year guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures of total net revenue, net income and net income margin. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations regarding full year 2024 adjusted net revenue (including segment revenue), adjusted EBITDA, adjusted EBITDA margin, GAAP net income, year end total capital ratio, member and product count growth, and expected growth in tangible book value, our expectations regarding our ability to shift towards capital-light, fee based revenue streams, our expectations regarding our ability to continue to grow our business and launch new business lines and products, improve our financials and increase our member, product and total accounts count, our ability to achieve diversified, and more durable growth, our ability to navigate the macroeconomic environment and the financial position, business strategy and plans and objectives of management for our future operations, including our goal of becoming a top ten financial institution. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “believe”, “continue”, “expect”, “growth”, “may”, “plan”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and our ability to respond and adapt to changing market and economic conditions, including economic downturns, fluctuating inflation and interest rates, and volatility from global events; (ii) our ability to achieve and maintain profitability, operating efficiencies and continued growth across our segments in the future, as well as our ability to continue to achieve GAAP net income profitability and expected GAAP net income margins and our ability to grow tangible book value or increase earnings per share; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to continue to drive brand awareness and realize the benefits or our marketing and advertising campaigns; (vi) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (vii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (viii) our ability to access sources of capital on acceptable terms or at all; (ix) the success of our continued investments in our Financial Services segment and in our business generally; (x) our ability to expand our member base and increase our product adds; (xi) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiii) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xiv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xv) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvi) our ability to maintain the security and reliability of our products; and (xvii) the outcome of any legal or governmental proceedings that may be instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act. These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about certain non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). Our management and Board of Directors uses these non-GAAP measures to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that these non-GAAP measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures. Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
About SoFi
SoFi (NASDAQ: SOFI) is a member-centric, one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. The company’s full suite of financial products and services helps its nearly 9.4 million SoFi members borrow, save, spend, invest, and protect their money better by giving them fast access to the tools they need to get their money right, all in one app. SoFi also equips members with the resources they need to get ahead – like credentialed financial planners, exclusive experiences and events, and a thriving community – on their path to financial independence.
SoFi innovates across three business segments: Lending, Financial Services – which includes SoFi Checking and Savings, SoFi Invest, SoFi Credit Card, SoFi Protect, and SoFi Insights – and Technology Platform, which offers the only end-to-end vertically integrated financial technology stack. SoFi Bank, N.A., an affiliate of SoFi, is a nationally chartered bank, regulated by the OCC and FDIC and SoFi is a bank holding company regulated by the Federal Reserve. The company is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (X and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact

Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

SOFI-F

FINANCIAL TABLES
(Unaudited)
1.    Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets
4.    Average Balances and Net Interest Earnings Analysis
5.    Condensed Consolidated Cash Flow Data
6.    Company Metrics
7.    Segment Financials

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Interest income
Loans and securitizations	$671,976	$539,927	$1,913,265	$1,345,169
Other	51,398	24,343	150,615	60,661
Total interest income	723,374	564,270	2,063,880	1,405,830
Interest expense
Securitizations and warehouses	31,093	63,847	89,376	181,231
Deposits	248,292	145,563	691,558	325,208
Corporate borrowings	12,871	9,784	36,307	26,951
Other	108	113	327	341
Total interest expense	292,364	219,307	817,568	533,731
Net interest income	431,010	344,963	1,246,312	872,099
Noninterest income
Loan origination, sales, and securitizations	70,085	75,385	181,957	288,883
Servicing	9,927	8,009	23,560	29,803
Technology products and solutions	90,896	81,856	262,434	236,946
Loan platform fees	55,641	9,066	78,373	24,261
Other	39,562	17,930	148,098	55,393
Total noninterest income	266,111	192,246	694,422	635,286
Total net revenue	697,121	537,209	1,940,734	1,507,385
Noninterest expense
Technology and product development	139,714	125,698	402,801	369,602
Sales and marketing	214,904	186,719	567,032	544,695
Cost of operations	123,714	98,258	333,478	276,051
General and administrative	148,921	124,457	439,167	379,326
Goodwill impairment	—	247,174	—	247,174
Provision for credit losses	6,013	21,831	24,835	42,853
Total noninterest expense	633,266	804,137	1,767,313	1,859,701
Income (loss) before income taxes	63,855	(266,928)	173,421	(352,316)
Income tax (expense) benefit	(3,110)	244	(7,229)	3,661
Net income (loss)	$60,745	$(266,684)	$166,192	$(348,655)

Earnings (loss) per share
Earnings (loss) per share – basic	$0.06	$(0.29)	$0.14	$(0.40)
Earnings (loss) per share – diluted	$0.05	$(0.29)	$0.08	$(0.40)
Weighted average common stock outstanding – basic	1,071,159,746	951,183,107	1,037,579,399	939,070,185
Weighted average common stock outstanding – diluted	1,104,450,416	951,183,107	1,078,402,421	939,070,185

Table 2
Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations. In addition, management uses this measure to better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins.
The following table reconciles adjusted net revenue to total net revenue, the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Total net revenue (GAAP)	$697,121	$537,209	$1,940,734	$1,507,385
Servicing rights – change in valuation inputs or assumptions(1)	(4,362)	(7,420)	(11,242)	(28,105)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	9	928	83	415
Gain on extinguishment of debt(3)	(3,323)	—	(62,517)	—
Adjusted net revenue (non-GAAP)	$689,445	$530,717	$1,867,058	$1,479,695
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted net revenue for the Lending segment to total net revenue, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Lending
Total net revenue – Lending (GAAP)	$396,245	$348,973	$1,067,426	$1,017,495
Servicing rights – change in valuation inputs or assumptions(1)	(4,362)	(7,420)	(11,242)	(28,105)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	9	928	83	415
Adjusted net revenue – Lending (non-GAAP)	$391,892	$342,481	$1,056,267	$989,805
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Noninterest Income
Adjusted noninterest income is a non-GAAP measure. Adjusted noninterest income is defined as noninterest income, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust noninterest income to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations.

Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations.
The following table reconciles adjusted noninterest income to noninterest income, the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Noninterest income (GAAP)	$266,111	$192,246	$694,422	$635,286
Servicing rights – change in valuation inputs or assumptions(1)	(4,362)	(7,420)	(11,242)	(28,105)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	9	928	83	415
Gain on extinguishment of debt(3)	(3,323)	—	(62,517)	—
Adjusted noninterest income (non-GAAP)	$258,435	$185,754	$620,746	$607,596
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted noninterest income for the Lending segment to noninterest income, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Lending
Noninterest income – Lending (GAAP)	$79,977	$83,758	$205,410	$319,348
Servicing rights – change in valuation inputs or assumptions(1)	(4,362)	(7,420)	(11,242)	(28,105)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	9	928	83	415
Adjusted noninterest income – Lending (non-GAAP)	$75,624	$77,266	$194,251	$291,658
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Contribution Margin and Incremental Adjusted Contribution Margin — Lending
Adjusted contribution margin and incremental adjusted contribution margin are non-GAAP measures and relate only to our Lending segment. Adjusted contribution margin is defined as segment contribution profit (loss) for the Lending segment, divided by adjusted net revenue for the Lending segment, a non-GAAP measure. Incremental adjusted contribution margin is defined as the change in segment contribution profit (loss) for our Lending segment, divided by change in adjusted net revenue for the Lending segment. See ‘Adjusted Net Revenue’ above for a reconciliation of Lending segment adjusted net revenue.
Management believes adjusted contribution margin metrics are useful because they enable management and investors to assess the underlying operating performance of our Lending segment, by removing the impacts of changes in volume over periods to present a comparable view of segment contribution profit (loss), which is a measure of the direct profitability of each of our reportable segments, as a percentage of segment adjusted net revenue for the Lending segment during each period.

The following table presents a reconciliation of adjusted contribution margin and incremental adjusted contribution margin for our reportable Lending segment:

	Three Months Ended September 30,		2024 vs 2023	Nine Months Ended September 30,		2024 vs 2023
($ in thousands)	2024	2023	$ Change	2024	2023	$ Change
Lending
Contribution profit – Lending (GAAP)	$238,928	$203,956	$34,972	$644,585	$597,163	$47,422
Net revenue – Lending (GAAP)	396,245	348,973	47,272	1,067,426	1,017,495	49,931
Contribution margin – Lending (GAAP)(1)	60%	58%		60%	59%
Incremental contribution margin – Lending (GAAP)(1)	74%			95%

Adjusted net revenue – Lending (non-GAAP)(2)	$391,892	$342,481	$49,411	$1,056,267	$989,805	$66,462
Adjusted contribution margin – Lending (non-GAAP)	61%	60%		61%	60%
Incremental adjusted contribution margin – Lending (non-GAAP)	71%			71%
___________________
(1)Contribution margin is defined for each of our reportable segments as contribution profit (loss), divided by net revenue. Incremental contribution margin for each of our reportable segments is defined as the change in segment contribution profit (loss), divided by change in net revenue.
(2)Refer to ‘Adjusted Net Revenue’ above for reconciliation of this non-GAAP measure.
Adjusted EBITDA, Adjusted EBITDA Margin and Incremental Adjusted EBITDA Margin
Adjusted EBITDA is defined as net income (loss), adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) restructuring charges, (vi) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vii) transaction-related expenses, (viii) foreign currency impacts related to operations in highly inflationary countries, (ix) fair value changes in warrant liabilities, (x) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (xi) gain on extinguishment of debt, and (xii) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance.
Adjusted EBITDA margin is computed as adjusted EBITDA divided by adjusted net revenue. Incremental adjusted EBITDA margin is defined as the change in adjusted EBITDA, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are useful measures for period over period comparisons of our business. These measures enable management and investors to assess our core operating performance or results of operations by removing the effects of certain non cash items and charges, as well as the impact of changes in volume over periods as applicable. In addition, management uses these measures to help evaluate cash flows generated from operations and the extent of additional capital, if any, required to invest in strategic initiatives.

The following table reconciles adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, and presents the computations of adjusted EBITDA margin and incremental adjusted EBITDA margin:

	Three Months Ended September 30,		2024 vs 2023	Nine Months Ended September 30,		2024 vs 2023
($ in thousands)	2024	2023	$ Change	2024	2023	$ Change
Net income (loss) (GAAP)	$60,745	$(266,684)	$327,429	$166,192	$(348,655)	$514,847
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	12,871	9,784	3,087	36,307	26,951	9,356
Income tax expense (benefit)(2)	3,110	(244)	3,354	7,229	(3,661)	10,890
Depreciation and amortization(3)	51,791	52,516	(725)	149,953	147,967	1,986
Share-based expense	63,646	62,005	1,641	179,785	202,109	(22,324)
Restructuring charges(4)	1,275	—	1,275	1,275	4,953	(3,678)
Impairment expense(5)	—	247,174	(247,174)	—	248,417	(248,417)
Foreign currency impact of highly inflationary subsidiaries(6)	475	—	475	843	—	843
Transaction-related expense(7)	—	(34)	34	615	142	473
Servicing rights – change in valuation inputs or assumptions(8)	(4,362)	(7,420)	3,058	(11,242)	(28,105)	16,863
Residual interests classified as debt – change in valuation inputs or assumptions(9)	9	928	(919)	83	415	(332)
Gain on extinguishment of debt(10)	(3,323)	—	(3,323)	(62,517)	—	(62,517)
Total adjustments	125,492	364,709	(239,217)	302,331	599,188	(296,857)
Adjusted EBITDA (non-GAAP)	$186,237	$98,025	$88,212	$468,523	$250,533	$217,990

Net income (loss) (GAAP)	$60,745	$(266,684)	$327,429	$166,192	$(348,655)	$514,847
Total net revenue (GAAP)	697,121	537,209	159,912	1,940,734	1,507,385	433,349
Net income (loss) margin (GAAP)	9%	(50)%		9%	(23)%
Incremental net income (loss) margin (GAAP)	205%			119%

Adjusted net revenue (non-GAAP)(11)	$689,445	$530,717	$158,728	$1,867,058	$1,479,695	$387,363
Adjusted EBITDA margin (non-GAAP)	27%	18%		25%	17%
Incremental adjusted EBITDA margin (non-GAAP)	56%			56%
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes. Convertible note interest expense in the 2024 periods increased related to the issuance of interest-bearing convertible senior notes during the first quarter of 2024.
(2)Our income tax positions in both the 2024 and 2023 periods were impacted by income tax expenses associated with the profitability of SoFi Bank in state jurisdictions where separate filings are required, as well as federal taxes where our tax credits and loss carryforwards may be limited. Our income tax benefit position in the 2023 period was primarily attributable to income tax benefits from foreign losses in jurisdictions in Latin America with net deferred tax liabilities.
(3)Depreciation and amortization expense increased for the nine months ended September 30, 2024 compared to the prior year period, primarily in connection with growth in our internally-developed software balance.
(4)Restructuring charges in the three and nine month 2024 periods relate to legal entity restructuring. Restructuring charges in the nine month 2023 period primarily included employee-related wages, benefits and severance associated with a reduction in headcount in our Technology Platform segment in the first quarter of 2023, which do not reflect expected future operating expenses and are not indicative of our core operating performance.
(5)Impairment expense includes $247,174 related to goodwill impairment in the three and nine month 2023 periods, and $1,243 related to a sublease arrangement in the nine-month 2023 period, which are not indicative of our core operating performance.
(6)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment and commenced in the first quarter of 2022 with the Technisys Merger. For the year ended December 31, 2023, all amounts were reflected in the fourth quarter, as inter-quarter amounts were determined to be immaterial.
(7)Transaction-related expense in the 2023 and 2024 periods included financial advisory and professional services costs associated with our acquisition of Wyndham.

(8)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations.
(9)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations..
(10)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
(11)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.
Tangible Book Value and Tangible Book Value per Common Share
Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets. Tangible book value per common share represents tangible book value at period-end, a non-GAAP measure, divided by diluted weighted average common stock outstanding during the period.
These measures are utilized by management in assessing our use of equity and capital adequacy. We believe that tangible book value presents a meaningful measure of net asset value, and tangible book value per share provides additional useful information to investors to assess capital adequacy.
The following table reconciles tangible book value to permanent equity, the most directly comparable GAAP measure, and presents the computation of permanent equity per common share and tangible book value per common share for the periods presented:

	Three Months Ended September 30,
($ in thousands, except share data and per share amounts)	2024	2023
Permanent equity (GAAP)	$6,121,481	$5,053,388
Non-GAAP adjustments:
Goodwill	(1,393,505)	(1,393,505)
Intangible assets	(314,959)	(387,307)
Tangible book value (as of period end) (non-GAAP)	$4,413,017	$3,272,576

Weighted average common stock outstanding – diluted (GAAP)	1,104,450,416	951,183,107

Permanent equity per common share (GAAP)	$5.54	$5.31
Tangible book value per common share (non-GAAP)	$4.00	$3.44
Net Income (Loss), Excluding Impact of Goodwill Impairment
Net income (loss) excluding impact of goodwill impairment is a non-GAAP measure, and is defined as net income (loss), less goodwill impairment.
Management believes this measure is useful for period-over-period comparisons of our business. This measure enables management and investors to assess our underlying operating performance or results of operations by removing the effects of goodwill impairment charges that are a non-cash item and not indicative of our core operating performance.
The following table reconciles net income (loss), excluding impact of goodwill impairment to net income (loss), the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Net income (loss) (GAAP)	$60,745	$(266,684)	$166,192	$(348,655)
Goodwill impairment expense	—	247,174	—	247,174
Net income (loss), excluding impact of goodwill impairment (non-GAAP)	$60,745	$(19,510)	$166,192	$(101,481)

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$2,354,965	$3,085,020
Restricted cash and restricted cash equivalents	614,794	530,558
Investment securities (includes available-for-sale securities of $1,478,066 and $595,187 at fair value with associated amortized cost of $1,468,146 and $596,757, as of September 30, 2024 and December 31, 2023, respectively)	1,554,285	701,935
Loans held for sale, at fair value	17,324,514	15,396,771
Loans held for investment, at fair value	7,876,667	6,725,484
Loans held for investment, at amortized cost (less allowance for credit losses of $48,419 and $54,695, as of September 30, 2024 and December 31, 2023, respectively)	1,417,262	836,159
Servicing rights	296,127	180,469
Property, equipment and software	266,226	216,908
Goodwill	1,393,505	1,393,505
Intangible assets	314,959	364,048
Operating lease right-of-use assets	84,149	89,635
Other assets (less allowance for credit losses of $2,651 and $1,837, as of September 30, 2024 and December 31, 2023, respectively)	882,723	554,366
Total assets	$34,380,176	$30,074,858
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$24,351,778	$18,568,993
Noninterest-bearing deposits	56,008	51,670
Total deposits	24,407,786	18,620,663
Accounts payable, accruals and other liabilities	569,018	549,748
Operating lease liabilities	101,028	108,649
Debt	3,180,205	5,233,416
Residual interests classified as debt	658	7,396
Total liabilities	28,258,695	24,519,872
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 and 100,000,000 shares authorized; — and 3,234,000 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 1,084,136,516 and 975,861,793 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	108	97
Additional paid-in capital	7,751,335	7,039,987
Accumulated other comprehensive income (loss)	8,109	(1,209)
Accumulated deficit	(1,638,071)	(1,804,263)
Total permanent equity	6,121,481	5,234,612
Total liabilities, temporary equity and permanent equity	$34,380,176	$30,074,858

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$2,593,113	$29,353	4.50%	$2,342,361	$24,485	4.15%
Investment securities	1,596,756	23,894	5.95	517,786	1,838	1.41
Loans	26,589,180	670,127	10.03	19,996,570	537,947	10.67
Total interest-earning assets	30,779,049	723,374	9.35	22,856,717	564,270	9.79
Total noninterest-earning assets	3,291,442			3,116,217
Total assets	$34,070,491			$25,972,934
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,189,118	$11,489	2.09%	$2,355,243	$12,837	2.16%
Savings deposits	19,534,413	213,760	4.35	9,416,236	104,375	4.40
Time deposits	1,847,094	23,043	4.96	2,244,196	28,351	5.01
Total interest-bearing deposits	23,570,625	248,292	4.19	14,015,675	145,563	4.12
Warehouse facilities	1,789,921	28,773	6.40	3,223,333	51,257	6.31
Securitization debt	117,172	1,031	3.50	724,063	9,374	5.14
Other debt	1,798,092	14,268	3.16	1,644,295	13,113	3.16
Total debt	3,705,185	44,072	4.73	5,591,691	73,744	5.23
Residual interests classified as debt	688	—	—	10,744	—	—
Total interest-bearing liabilities	27,276,498	292,364	4.26	19,618,110	219,307	4.44
Total noninterest-bearing liabilities	794,151			783,925
Total liabilities	28,070,649			20,402,035
Total temporary equity	—			320,374
Total permanent equity	5,999,842			5,250,525
Total liabilities, temporary equity and permanent equity	$34,070,491			$25,972,934

Net interest income		$431,010			$344,963
Net interest margin			5.57%			5.99%

Table 5
SoFi Technologies, Inc.
Condensed Consolidated Cash Flow Data
(Unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2024	2023
Net cash used in operating activities	$(919,704)	$(6,979,198)
Net cash used in investing activities	(3,540,106)	(476,335)
Net cash provided by financing activities	3,813,743	8,906,046
Effect of exchange rates on cash and cash equivalents	248	202
Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	$(645,819)	$1,450,715
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	3,615,578	1,846,302
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$2,969,759	$3,297,017

Table 6
Company Metrics

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Members	9,372,615	8,774,236	8,131,720	7,541,860	6,957,187	6,240,091	5,655,711	5,222,533	4,742,673
Total Products	13,650,730	12,776,430	11,830,128	11,142,476	10,447,806	9,401,025	8,554,363	7,894,636	7,199,298
Total Products — Lending segment	1,890,761	1,786,580	1,705,155	1,663,006	1,593,906	1,503,892	1,416,122	1,340,597	1,280,493
Total Products — Financial Services segment	11,759,969	10,989,850	10,124,973	9,479,470	8,853,900	7,897,133	7,138,241	6,554,039	5,918,805
Total Accounts — Technology Platform segment	160,179,299	158,485,125	151,049,375	145,425,391	136,739,131	129,356,203	126,326,916	130,704,351	124,332,810

Total Products, excluding digital assets(1)	13,650,730	12,776,430	11,830,128	10,876,881	9,984,685	8,965,949	8,139,065	7,497,761	6,825,104
Total Products, excluding digital assets — Financial Services segment(1)	11,759,969	10,989,850	10,124,973	9,213,875	8,390,779	7,462,057	6,722,943	6,157,164	5,544,611
SoFi Invest, excluding digital assets(1)	2,394,367	2,332,045	2,224,705	2,115,046	2,001,951	1,880,701	1,795,617	1,761,989	1,693,427
___________________
(1)In the fourth quarter of 2023, we transferred the crypto services provided by SoFi Digital Assets, LLC, and began closing existing digital assets accounts and removing the account from Invest products. This process was completed in the first quarter of 2024.

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have continuous access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude. Beginning in the first quarter of 2024, we aligned our methodology for calculating member and product metrics with our member and product definitions to include co-borrowers, co-signers, and joint- and co-account holders, as applicable. Quarterly amounts for prior periods were determined to be immaterial and were not recast.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, inclusive of loans which we originate as part of our Loan Platform Business, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. The account of a co-borrower or co-signer is not considered a separate lending product.

In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of two products: active investing accounts and robo-advisory accounts. Our members can select any one or combination of the types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. The account of a joint- or co-account holder is considered a separate financial services product. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. We include intercompany accounts on the Galileo platform-as-a-service in our total accounts metric to better align with the Technology Platform segment revenue which includes intercompany revenue. Intercompany revenue is eliminated in consolidation. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 7
Segment Financials
(Unaudited)

	Quarter Ended
($ in thousands, except share and per share data)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Lending
Net interest income	$316,268	$279,212	$266,536	$262,626	$265,215	$231,885	$201,047	$183,607	$139,516
Total noninterest income	79,977	61,493	63,940	90,500	83,758	99,556	136,034	144,584	162,178
Total net revenue	396,245	340,705	330,476	353,126	348,973	331,441	337,081	328,191	301,694
Adjusted net revenue – Lending(1)	391,892	339,052	325,323	346,541	342,481	322,238	325,086	314,930	296,965
Contribution profit – Lending(2)	238,928	197,938	207,719	226,110	203,956	183,309	209,898	208,799	180,562
Technology Platform
Net interest income	$629	$555	$501	$941	$573	$—	$—	$—	$—
Total noninterest income	101,910	94,883	93,865	95,966	89,350	87,623	77,887	85,652	84,777
Total net revenue(2)	102,539	95,438	94,366	96,907	89,923	87,623	77,887	85,652	84,777
Contribution profit – Technology Platform	32,955	31,151	30,742	30,584	32,191	17,154	14,857	16,881	19,536
Financial Services
Net interest income	$154,143	$139,229	$119,713	$109,072	$93,101	$74,637	$58,037	$45,609	$28,158
Total noninterest income	84,165	36,903	30,838	30,043	25,146	23,415	23,064	19,208	20,795
Total net revenue	238,308	176,132	150,551	139,115	118,247	98,052	81,101	64,817	48,953
Contribution profit (loss) – Financial Services(2)	99,758	55,220	37,174	25,060	3,260	(4,347)	(24,235)	(43,588)	(52,623)
Corporate/Other
Net interest income (expense)	$(40,030)	$(6,412)	$15,968	$17,002	$(13,926)	$(15,396)	$(23,074)	$(20,632)	$(9,824)
Total noninterest income (loss)	59	(7,245)	53,634	9,254	(6,008)	(3,702)	(837)	(1,349)	(1,615)
Total net revenue (loss)(2)	(39,971)	(13,657)	69,602	26,256	(19,934)	(19,098)	(23,911)	(21,981)	(11,439)
Consolidated
Net interest income	$431,010	$412,584	$402,718	$389,641	$344,963	$291,126	$236,010	$208,584	$157,850
Total noninterest income	266,111	186,034	242,277	225,763	192,246	206,892	236,148	248,095	266,135
Total net revenue	697,121	598,618	644,995	615,404	537,209	498,018	472,158	456,679	423,985
Adjusted net revenue(1)	689,445	596,965	580,648	594,245	530,717	488,815	460,163	443,418	419,256
Net income (loss)	60,745	17,404	88,043	47,913	(266,684)	(47,549)	(34,422)	(40,006)	(74,209)
Adjusted EBITDA(1)	186,237	137,901	144,385	181,204	98,025	76,819	75,689	70,060	44,298
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated income (loss) before income taxes.